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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, and 333-87432 of Valmont Industries, Inc. on Form S-8 and Registration Statement No. 333-59912 of Valmont Industries, Inc. on Form S-3 of our reports dated February 27, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in methods of accounting for variable interest entities in 2003 and goodwill and intangible assets in 2002), appearing in the Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 27, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 10, 2004

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  Exhibit 23